Exhibit 99.1

Blount International, Inc.
4909 SE International Way (97222 4679)
PO Box 22127
Portland, OR 97269 2127 USA
(503) 653-8881
FAX: (503) 653-4555

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

BLOUNT INTERNATIONALAPPOINTS NEW GENERAL COUNSEL

PORTLAND, OR December 22, 2011. Blount International, Inc. [NYSE: BLT) (“Blount” or the “Company’) announced today that Chad E. Paulson has been elected as the Company’s Vice President, General Counsel and Secretary effective January 1, 2012. Mr. Paulson replaces Richard H. Irving III who had previously announced his plans to retire from the Company effective December 31, 2011.

Mr. Paulson joined Blount International in 2006 as Corporate Counsel. Prior to his employment at Blount he was Senior Counsel at PacifiCorp and an Associate at Miller Nash LLP. Mr. Paulson holds a JD from the University of Oregon School of Law and a B.S. in Political Science from Oregon State University.

Commenting on the appointment, Blount Chairman and CEO Josh Collins stated, “We are fortunate to have someone of Chad’s caliber internally to promote into this critical position. In his five years with Blount, Chad has demonstrated the ability to provide quality legal counsel to management as we pursued our growth plans. I would also like to thank Dick Irving for his many contributions to Blount over the past seventeen years, including the mentorship he provided Chad to ensure a successful transition of the Company’s General Counsel.”

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for the forestry, lawn and garden; farm, ranch and agriculture; and construction markets, and is the market leader in manufacturing saw chain and guide bars for chainsaws. Blount sells its products in more than 100 countries around the world. For more information about Blount, please visit our website at http://www.blount.com